Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell—Managing Director, Investor Relations—(615) 263-3024 Financial Media: David Gutierrez, Dresner Corporate Services—(312) 780-7204

CORECIVIC TO REDEEM 4.625% SENIOR NOTES DUE 2023

BRENTWOOD, Tenn. – December 22, 2022 – CoreCivic, Inc. (NYSE: CXW) (CoreCivic or the Company) announced today that it is delivering an irrevocable notice to the holders of all of the Company’s previously issued $350,000,000 original aggregate principal amount of 4.625% Senior Notes due 2023 (2023 Notes) that the Company has elected to redeem in full the 2023 Notes that remain outstanding on February 1, 2023 (Redemption Date). The 2023 Notes were otherwise scheduled to mature on May 1, 2023. The 2023 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the then outstanding 2023 Notes, plus accrued and unpaid interest on such 2023 Notes to, but not including, the Redemption Date (Redemption Price). As of December 21, 2022, the principal amount of the outstanding 2023 Notes was $153.9 million. The Company intends to use a combination of cash on hand and available capacity under its revolving credit facility to fund the Redemption Price.

Redemption of the 2023 Notes is consistent with the Company’s multi-year debt reduction strategy. Following the redemption, the Company will have no debt maturing until April 2026.

This press release shall not constitute a notice of redemption of the 2023 Notes.

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. CoreCivic provides a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. CoreCivic is the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believes it is the largest private owner of real estate used by government agencies in the United States. CoreCivic has been a flexible and dependable partner for government for nearly 40 years. CoreCivic’s employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined within the meaning of the Private Securities Litigation Reform Act of 1995), including statements regarding CoreCivic’s redemption of the 2023 Notes and its funding of the Redemption Price. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by CoreCivic with the U.S. Securities and Exchange Commission (SEC) and include the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q and other reports filed with the SEC.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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